Exhibit I
                                                   Form of Notice

     The Connecticut Light and Power Company ("CL&P"), a wholly-

owned electric utility subsidiary of Northeast Utilities ("NU"),

a public utility holding company, and CL&P Receivables

Corporation ("CRC"), a wholly-owned special purpose subsidiary of

CL&P, both located at 107 Selden Street, Berlin, Connecticut

06037-5457, have filed a declaration under section 12(c) and rules 46 and 54 of the Act.

     By order dated September 29, 1997 (HCAR No. 26761) ("1997

Order"), the Commission authorized CL&P to engage in five

transactions in connection with its receivables program

("Program").  Under the 1997 Order, authority was granted for (i)

CL&P to organize CRC, (ii) CRC to issue shares of common stock,

(iii) CL&P to acquire shares of CRC common stock, (iv) CL&P to make, directly and indirectly, initial and general equity

contributions to CRC, and (v) CRC to pay dividends to CL&P from time to time out of capital to achieve the optimum balance of capital to achieve economic efficiency.  Transactions (i) through

(iv) (with respect to initial equity contributions) have been undertaken and by their nature are permanent, while (v) by its nature is an ongoing process as the Program moves forward.  The

Program is now scheduled to expire on July 8, 2004.  In order to extend the Program beyond July 8, 2004, CL&P is now seeking

authority to continue the actions set forth in (v) above, and any other aspect of the proposed transactions for which approval may be necessary, through July 3, 2007, the proposed date of

expiration of the extended Program.

     The Program consists of two agreements.  As extended to July

3, 2007, the Program will continue in place with the same

provisions as present.  The principal features of the Program are as follows:  under the first agreement, between CL&P and CRC

("Company Agreement"), CL&P sells or transfers as equity

contributions from time to time all eligible categories of its billed and unbilled accounts received ("Receivables") and related assets ("Related Assets") to CRC.  The purchase price paid by CRC for any Receivables and Related Assets takes into account

historical loss statistics on CL&P's receivables pool and the purchaser's ("Purchaser") cost of funds.  Under the second

agreement ("CRC Agreement"), CRC sells fractional undivided

interests ("Receivable Interests") in the Receivables to the

Purchaser from time to time.

     The availability of Receivables and Related Assets varies

from time to time in accordance with electric energy use by

CL&P's customers.  As a result of this and certain other factors,

the funds CRC has available to make a purchase at any time may not match the cost of Receivables and Related Assets available.

When the amount of Receivables and Related Assts originated by

CL&P exceeds the amount of cash CRC has available, either CRC will make the purchase and owe the balance of the purchase price to CL&P on a deferred basis (the unpaid portion will accrue

interest or the purchase price will involve a discount to reflect the deferral), or CL&P will make a capital contribution to CRC in the form of the Receivables and Related Assets for which CRC lacks purchase price funds at that time.  Conversely, if CRC develops a substantial cash balance (due to collections of

previously transferred Receivables exceeding the balance of newly created Receivables available for purchase), CRC will likely dividend the excess cash to CL&P.  These dividends may represent a return of previous capital contributions by CL&P to CRC.

Through these mechanisms, CRC does not itself retain substantial cash balances at any time and substantially all cash realized from the collection of the Receivables (net of the costs of the program and any reductions in the outstanding balance of

Receivable Interests) is made available to CL&P.

     CL&P and CRC will continue to be obligated to reimburse the

Purchaser and its agent ("Agent") for various costs and expenses associated with the Company Agreement and the CRC Agreement upon extension of the Program.  CRC will also continue to be required to pay to the Agent certain fees for services in connection with these agreements.

     CL&P is working with the parties to the agreements to

extend the Program through July 3, 2007.  CRC may, following written notice to the Agent, terminate in whole or reduce in part the unused portion of its purchase limit in accordance with the terms and conditions of the CRC Agreement.  The CRC

Agreement allows the Purchaser to assign all of its rights and obligations under the CRC Agreement (including its Receivable

Interests and the obligations to fund Receivable Interests) to other persons.  However, any such assignment will not change the nature of the obligations of CL&P or CRC under the Company

Agreement and the CRC Agreement.